Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. ANNOUNCES
FIRST QUARTER RESULTS

Richardson, Texas — May 14, 2009 — Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) today announced financial results for the quarter ended March 31, 2008.

Revenue for the first quarter 2009 was $0.9 million, compared to $0.5 million for the first quarter 2008.

Intrusion’s operating loss was $0.3 million in the first quarter 2009, compared to $0.9 million for the first quarter 2008.

Gross profit margin was 68% of revenue in the first quarter of 2009; compared to 61% in the first quarter 2008.

Intrusion’s first quarter 2009 operating expenses were $0.9 million; compared to $1.2 in the first quarter 2008.

As of March 31, 2009, Intrusion reported cash and cash equivalents of $0.2 million, a working capital deficiency of $1.7 million and debt of $0.6 million.

“Revenue in the first quarter was reduced by slippage of contracts from the U.S. Government; however, since April 1, 2009, as previously reported, we have booked a total of $1,200,000 of new TraceCop orders from a U.S. Defense Prime Contractor.  These new TraceCop orders are expected to produce revenue over the second and third quarters of 2009,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-800-399-2043 (if outside the United States, 1-706-634-5518).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until May 20, 2008 by calling 1-800-642-1687 (if outside the United States, 1-706-645-9291).  At the replay prompt, enter conference identification number 98236051.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, regulated information compliance, data leak prevention, and data privacy protection and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, the Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the Company.  Such statements include, without limitations, statements regarding future revenue growth and profitability, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, the impact of our cost reduction programs and our refocused product line, the difficulties and uncertainties in successfully developing and introducing new products in emerging markets, market acceptance of our products, the impact of our sustained losses on our ability to successfully operate and grow our business, our stock price and the recent loss of our Nasdaq listing, our ability to generate sufficient cash flow or obtain additional financing on acceptable terms in order to fund ongoing liquidity needs, the highly competitive market for our products, the effects of sales and implementation cycles for our products on our quarterly results, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, our ability to manage acquisitions effectively, the impact of market peers and their products as well as risks concerning future technology and others identified in our Annual Report on Form 10-K, as amended, and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion Investor Relations.

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	March 31,	December 31,
	2009	2008
ASSETS

Current Assets:
Cash and cash equivalents	$174	$554
Accounts receivable	200	341
Inventories, net	16	20
Prepaid expenses	61	56
Total current assets	451	971

Property and equipment, net	152	169
Other assets	39	39
TOTAL ASSETS	$642	$1,179

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Loan payable to officer	$630	$480
Accounts payable and accrued expenses	487	538
Deferred revenue	750	1,090
Dividends payable	234	187
Total current liabilities	2,101	2,295

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 260
Liquidation preference of $1,396 as of March 31, 2009	918	918
Series 2 shares issued and outstanding — 460
Liquidation preference of $1,227 as of March 31, 2009	724	724
Series 3 shares issued and outstanding — 354
Liquidation preference of $824 as of March 31, 2009	504	504
Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 11,648
Outstanding shares — 11,638	116	116
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	55,422	55,443
Accumulated deficit	(58,602)	(58,280)
Accumulated other comprehensive loss	(179)	(179)
Total stockholders’ deficit	(1,459)	(1,116)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$642	$1,179

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Quarter ended	Quarter ended
	March 31,	March 31,
	2009	2008

Revenue	$856	$462
Cost of revenue	276	179

Gross profit	580	283

Operating expenses:
Sales and marketing	264	371
Research and development	366	516
General and administrative	260	265

Operating loss	(310)	(869)
Interest expense, net	(12)	(6)
Loss before income taxes	(322)	(875)
Income tax provision	—	—
Net loss	(322)	(875)
Preferred stock dividends accrued	(40)	(40)
Net loss attributable to common stockholders	$(362)	$(915)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.03)	$(0.08)
Weighted average shares outstanding
- Basic and Diluted	11,638	11,638